Exhibit 99.1

Daré Bioscience, Inc. Prices Underwritten Public Offering of Common Stock

SAN DIEGO, April 9, 2019 (GLOBE NEWSWIRE) -- Daré Bioscience, Inc. (NASDAQ:DARE), today announced the pricing of an underwritten public offering of 4,575,000 shares of its common stock at a price of $1.10 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 686,250 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $4.4 million, assuming no exercise of the overallotment option, and approximately $5.1 million assuming the overallotment option is exercised in full. The offering is expected to close on April 11, 2019, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-runner for the offering. Aegis Capital Corp. is acting as co-manager for the offering.

The company intends to use the net proceeds from the offering for working capital and general corporate purposes, including to advance its product candidate portfolio and general and administrative expenses.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Daré Bioscience

Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s health. The company’s mission is to identify, develop and bring to market a diverse portfolio of differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, vaginal health, sexual health, and fertility.

Daré’s product portfolio includes potential first-in-class candidates in clinical development: Ovaprene®, a non-hormonal, monthly contraceptive intravaginal ring; Sildenafil Cream, 3.6%, a novel cream formulation of sildenafil to treat female sexual arousal disorder utilizing the active ingredient in Viagra®; DARE-BV1, a unique hydrogel formulation of clindamycin phosphate 2% to treat bacterial vaginosis via a single application; and DARE-HRT1, a combination bio-identical estradiol and progesterone intravaginal ring for hormone replacement therapy following menopause. To learn more about Daré’s full portfolio of women’s health product candidates, and mission to deliver differentiated therapies for women, please visit www.darebioscience.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995 regarding matters that are not historical facts, including statements relating to Daré's expectations regarding the completion of the public offering, the net proceeds therefrom and the company’s proposed use of proceeds. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. Daré specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts:

Investors on behalf of Daré Bioscience, Inc.:
Alex Gray
Burns McClellan
agray@burnsmc.com
212-213-0006

OR

Media on behalf of Daré Bioscience, Inc.
Amanda Guisbond
Canale Communications
amanda@canalecomm.com
781-405-8775

Source: Daré Bioscience